UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report: December 2, 2011
(Date of earliest event reported)

SUN COMMUNITIES, INC.
(Exact name of registrant as specified in its charter)

Maryland	1-12616	38-2730780
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

27777 Franklin Rd.
Suite 200
Southfield, Michigan	48034
(Address of Principal Executive Offices)	(Zip Code)

(248) 208-2500
 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Sun Communities Operating Limited Partnership (the “Operating Partnership”), the primary operating subsidiary of Sun Communities, Inc. (the “Company”), entered into three (3) separate Agreements of Sale, dated as of November 16, 2011, with Club Naples RV Resort LLC, Kountree RV Resort LLC and North Lake RV Resort LLC to acquire three (3) recreational vehicle communities, consisting of an aggregate 770 sites, two of which are located in Naples, Florida and one of which is located in Moore Haven, Florida.  On December 2, 2011, the Operating Partnership’s due diligence period expired and these agreements became enforceable against the Operating Partnership and the sellers thereunder.  Under the terms of the agreements, the Operating Partnership will acquire the communities and all associated personal property for an aggregate purchase price of $21.3 million, payable in cash.  In connection with such agreements, the principals of the sellers agreed not to compete within a specified radius of the communities for a period of time for and in consideration of $3.7 million, payable in cash, a portion of which will be held back by the Operating Partnership pending the satisfaction of certain post-closing conditions. Notwithstanding the foregoing, for tax and financial reporting purposes, the Company will treat these transactions as the purchase of three (3) recreational vehicle communities for $25 million.  The closing of these transactions is subject to the satisfaction of customary closing conditions.  If these contingencies are satisfied, the Company expects to close these transactions in December 2011.

In addition, the Operating Partnership entered into three (3) separate Agreements of Sale, dated as of November 16, 2011, with Blue Berry Hill RV LLC, Blue Berry Hill RV SPE LLC, Grand Lake RV and Golf Resort LLC and Three Lakes RV Park, LLC to acquire three (3) recreational vehicle communities, consisting of an aggregate 1,124 sites, located in central Florida. On December 2, 2011, the Operating Partnership’s due diligence period expired and these agreements became enforceable against the Operating Partnership. Under the terms of the agreements, the Operating Partnership will acquire the communities and all associated personal property for an aggregate purchase price of $15,703,537.50, payable in cash. In connection with such agreements, the principals of the sellers agreed not to compete within a specified radius of the communities for a period of time for and in consideration of $3.7 million, payable in cash.  The Operating Partnership also agreed to enter into an Asset Purchase Agreement with Morgan RV Park Management, LLC and Ideal Cottage Sales LLC, affiliates of the sellers, pursuant to which the Operating Partnership will acquire substantially all of the assets of such entities for an aggregate purchase price of $5,596,462.50, payable in cash.  Notwithstanding the foregoing, for tax and financial reporting purposes, the Company will treat these transactions as the purchase of three (3) recreational vehicle communities for $25 million. In addition to the customary closing conditions, the closing of these transactions is also subject to the approval of a third-party investor and the approval of the senior lender of a loan facility secured by an asset base that includes, but is not limited to, the communities.  If these contingencies are satisfied, the Company expects to close these transactions in January 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

SUN COMMUNITIES, INC.
Dated: December 8, 2011	By:	/s/ Karen J. Dearing
Karen J. Dearing, Executive Vice President, Chief Financial Officer, Secretary and Treasurer